UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 17, 2012
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico 87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

As previously disclosed by EMCORE Corporation (the “Company”), in October 2011 Fabrinet's premises in Thailand suffered a catastrophic flood, which damaged certain of the Company's property under the custody and control of Fabrinet. Fabrinet is the primary contract manufacturer for the Company's Fiber Optics division.
Over the last several months, the Company has been involved in discussions with Fabrinet regarding the extent of the Company's loss and the recovery proceeds due the Company as a result of the damage to its property. On September 17, 2012, the Company entered into an agreement with Fabrinet addressing the following matters: (1) all matters relating to the parties' mutual obligations to each other resulting from the Thai flooding including the extent of the Company's loss and the amount of insurance recovery proceeds to be paid to the Company, (2) the Company's payment obligations for past services performed by Fabrinet, and (3) the parties future commercial relationship. The Company anticipates it will receive net recovery proceeds in the amount of approximately $10 million to be paid no later than March 31, 2013. This agreement provides mutual releases of all claims, obligations and rights related to the 2011 flood disaster in Thailand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: September 19, 2012	By: /s/ Mark Weinswig Name: Mark Weinswig Title: Chief Financial Officer